UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

November 23, 2015
Date of Report (date of earliest event reported)

COPART, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-23255	94-2867490
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

14185 Dallas Parkway, Suite 300
Dallas, Texas 75254
(Address of principal executive offices, including zip code)

(972) 391-5000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION INCLUDED IN THIS REPORT
Section 5 — Corporate Governance & Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Jeffrey Liaw as Senior Vice President of Finance and Chief Financial Officer.
On November 23, 2015, Copart, Inc. (the “Company”) issued a press release announcing the appointment of Jeffrey Liaw, age 38, as its Senior Vice President of Finance and Chief Financial Officer, effective as of January 4, 2016. Upon Mr. Liaw’s commencement of employment with the Company, William E. Franklin, currently the Company’s Executive Vice President and Chief Financial Officer, will continue his role as the Company’s Executive Vice President responsible for U.S. operations and shared services.
Mr. Liaw has served as the Chief Financial Officer of FleetPride, Inc., a privately held company that distributes truck and trailer parts nationwide, since January 2013. From August 2005 to December 2012, Mr. Liaw was a principal of TPG Capital Management, L.P., a private equity firm. Mr. Liaw earned his B.A. and B.B.A. from the University of Texas in 1999, and he earned his M.B.A. from Harvard University in 2005.
Under the terms of an Executive Officer Employment Agreement, effective January 4, 2016 and filed herewith as Exhibit 10.26, Mr. Liaw will receive a base salary of $250,000 per year. Mr. Liaw will be eligible to receive an annual discretionary bonus in the form of cash or restricted shares in an amount up to $300,000. Mr. Liaw will also receive a one-time payment of $100,000 as a signing bonus. The signing bonus is subject to repayment should Mr. Liaw voluntarily terminate his employment with the Company or should his employment be terminated for "cause" (as defined in the employment agreement) within two (2) years.
The Company has also agreed to recommend to its compensation committee a grant to Mr. Liaw of an option to purchase 50,000 shares of its common stock. This option will be subject to the terms and conditions of the Company’s 2007 Equity Incentive Plan and form of stock option agreement, and will be subject to vesting as follows: 20% of the shares will vest on January 4, 2017 and the balance of the shares will vest ratably over the 48 months thereafter, such that the option will be fully vested on the fifth anniversary of his first date of employment. The board or compensation committee is expected to formally approve the grant at a meeting in 2016.
Mr. Liaw’s employment agreement provides that in the event his employment is involuntarily terminated other than for disability or “cause” or he resigns from his employment for “good reason” (as defined in the employment agreement), and conditioned on his executing a severance agreement and release of claims, he will be entitled to a lump sum payment equal to fifty percent (50%) of his then-current annual base salary, less applicable tax withholding. Mr. Liaw’s employment agreement also provides that in the event his employment is terminated for any reason other than as previously described, including by reason of death or disability or “cause,” then he shall be entitled to receive severance benefits as provided under the Company's then-existing severance and benefit plans and policies at the time of termination.
Mr. Liaw’s employment agreement does not provide for severance payments or acceleration of vesting of equity awards in the event of a change in control of the Company. In the event of a "change in control" (as defined in our 2007 Equity Incentive Plan), if the awards to be granted are not assumed by the successor corporation, the compensation committee has the authority as administrator of the equity plan to accelerate the vesting of the awards.
Mr. Liaw’s employment agreement does not provide for payment of any amount in connection with termination of employment upon a change in control of the Company, other than those payments otherwise due to Mr. Liaw upon an involuntary termination or resignation for “good reason.” No payments are due in the event of voluntary termination of employment or termination of employment as a result of death or disability or for “cause.”
A copy of the press release, dated November 23, 2015, announcing Mr. Liaw’s appointment as the Company’s Senior Vice President of Finance and Chief Financial Officer is attached hereto as Exhibit 99.1. The summary description of Mr. Liaw’s Executive Officer Employment Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Executive Officer Employment Agreement effective as of January 4, 2016 that is attached hereto as Exhibit 10.26.

In addition, the Company will enter into its standard form of indemnification agreement with Mr. Liaw, which is filed as Exhibit 10.17 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 1, 2012 and is incorporated herein by reference. Other than the indemnification agreement described in the preceding sentence, Mr. Liaw has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed. There are no family relationships between Mr. Liaw and any of the Company’s directors or executive officers.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description
10.26	Executive Officer Employment Agreement, effective January 4, 2016, between the Registrant and Jeffrey Liaw.
99.1	Press Release dated November 23, 2015 announcing Mr. Liaw's appointment as Chief Financial Officer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:     November 23, 2015                 COPART, INC.

By:	/s/ Paul A. Styer
Paul A. Styer
Senior Vice President, General Counsel, and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
10.26	Executive Officer Employment Agreement, effective January 4, 2016, between the Registrant and Jeffrey Liaw.
99.1	Press Release dated November 23, 2015 announcing Mr. Liaw's appointment as Chief Financial Officer.